Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Second Quarter Ended June 30, 2014
Earnings and Quarterly Dividend Payment

Morrisville, VT July 16, 2014 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the second quarter 2014 of $1.9 million, or $0.43 per share, compared to $1.8 million, or $0.40 per share, for 2013, an increase of 6.8% quarter over quarter. Results for the the second quarter 2014 reflect a year to year increase in net interest income of $189 thousand, or 3.5%, partially offset by a decrease in noninterest income year over year of $10 thousand, an increase in noninterest expenses of $48 thousand, and an increase in the provision for income taxes of $9 thousand. Noninterest expenses increased year over year primarily due to an increase of $65 thousand, or 10.2%, in Pension and employee benefits as a result of increasing health insurance costs of $76 thousand, an increase in the Company's 401k contribution of $74 thousand, offset by an increase in the pension plan benefit of $83 thousand. Equipment expense increased by $22 thousand, or 5.7% due to increased depreciation expense for acquisitions made since June 30, 2013. These increases were partially offset by a decrease in salaries and wages of $41 thousand, or 1.8%.

Year to date earnings for 2014 were $3.7 million, or $.83 per share, compared to $3.5 million, or $.79 per share, for 2013, an increase of 4.2% year over year. Net interest income improved $435 thousand, or 4.0%. This positive change was partially offset by an increase in the provision for loan losses of $15 thousand, or 11.1%, a decrease in noninterest income of $203 thousand, or, 4.7%, an increase in noninterest expenses of $58 thousand and an increase in the provision for income taxes of $10 thousand.

Total loans grew to $462.2 million as of June 30, 2014 from $449.4 million as of June30, 2013, an increase of 2.9%. The increase is attributable to continued residential loan demand and an increase in commercial and commercial real estate lending during the first six months of 2014. Interest rate risk management continued to include sales of qualifying residential mortgages to the secondary market totaling $42.5 million during the first six months of 2014 compared to sales of $66.2 million in the first six months of 2013. Loans serviced for others grew $50.0 million, or 17.0%, to $344.9 million as of June 30, 2014 from $294.9 million as of June 30, 2013. Total deposits reached $490.9 million compared to the prior year of $474.0 million, or growth of $16.8 million or 3.6%. The Company had total capital of $51.9 million with a book value per share of $11.64 as of June 30, 2014 compared to $45.8 million and $10.27 per share at June 30, 2013.

A quarterly cash dividend of $.26 per share was declared on July 16, 2014, payable on August 7, 2014 to shareholders of record July 26, 2014.

Union Bankshares, Inc., operates as the holding company for Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and northwestern new Hampshire. Union Bank was founded in 1891 in Morrisville, Vermont where the Bank's and its holding company's headquarters are located. Union bank operates 17 banking offices, a loan center, ATMs, and multiple electronic delivery channels.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is recognized as a preferred lender for the Small Business Administration and Rural Development. Union has maintained an outstanding Community Reinvestment Act rating from the FDIC. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.